                                                                   EXHIBIT 10.18

                              CONSULTING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1st day of January, 2003, ("Effective Date") by and between ILEX(TM) Products, Inc. with place of business at 4545 Horizon Hill Blvd., San Antonio, Texas 78229 (ILEX Products, Inc. and its parent and affiliated corporations and partnerships collectively referred to as "ILEX") and Daniel D. Von Hoff., M.D., and his solely owned legal entity known as NDA, LLC, located at 4951 N. Avenida de Vizcaya, Tucson, AZ 85718 (hereinafter referred to as "Consultant").

         THE PARTIES AGREE as follows:

         1.       Services

                  ILEX hereby engages Consultant to serve as a consultant to ILEX, and Consultant hereby accepts such engagement, upon and subject to the terms and conditions set forth herein.

                  From and following the Effective Date of this Agreement, Dr. Von Hoff shall update ILEX on a monthly basis as to any other consulting or advisory board agreements that are made. Dr. Von Hoff warrants and represents to ILEX that Dr. Von Hoff has no affiliations in any capacity with any persons or entities other than ILEX, except those listed on EXHIBIT A attached hereto.

                  The parties understand and acknowledge that potential conflicts or duality of interest, or the appearance of such conflict or duality of interest, may arise during Dr. Von Hoff's performance of those duties and services as a result of Dr. Von Hoff's other affiliations. Both parties recognize the importance of avoiding both actual conflicts and the appearance of conflicts of interest. The parties will therefore mutually develop procedures for identifying and evaluating actual, potential and apparent conflicts of duality of interests. In discharging his duties and responsibilities hereunder, Dr. Von Hoff will advise ILEX when and if an actual or potential conflict arises. The parties will then mutually work at attempting to resolve the conflict.

                  During the term of this Agreement, Consultant agrees to provide services to ILEX as set forth in Exhibit B, and other activities as may be requested by senior management of ILEX from time to time (collectively "Services").

         2.       Compensation

                  A. In exchange for Consultant's providing Services as described above, during the term of this Agreement, ILEX shall pay Consultant and Consultant agrees to accept

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for Consultant's Services an annual fee of $275,000.00 USD paid at a monthly rate of $22,916.66 by the 15th of each month.

                  B. ILEX shall also reimburse Consultant for all reasonable and necessary travel in accordance with ILEX's corporate policy and will reimburse other reasonable and necessary out-of-pocket documented direct expenses such as postage, facsimile, printing and long distance incurred in connection with the Services. ILEX shall make these expense payments to Consultant in accordance with this Agreement within thirty (30) days of receipt of each detailed invoice with any receipts from Consultant indicating payment, including travel as well as any reasonable and necessary incidental expenses incurred in rendering such Services

                  C. All payments, including reimbursements for actual expenditures, shall be included in Consultant's gross income as compensation for services rendered and accordingly reported on Consultant's IRS Form 1099. Consultant is responsible for payment of all local, state and federal taxes (including FICA taxes) on income earned under this Agreement, as none will be withheld by ILEX. Consultant is not relying upon ILEX for advice regarding tax aspects of this Agreement.

         3.       Independent Contractor

                  A. It is agreed that Consultant is to have complete freedom of action as to the details, methods, and means of performing the consulting Services. It is further understood that Consultant has contracted with ILEX only for the purposes and to the extent set forth in this Agreement and Consultant's relation to ILEX is that of an independent contractor, and Consultant shall be free to dispose of any portion of his entire time, energy, and skill beyond that Consultant is obligated to devote to ILEX in such a manner as Consultant sees fit and to such persons or entities as Consultant deems advisable so long as any such other work by Consultant does not conflict with the interest of ILEX.

                  B. Consultant acknowledges that this Agreement creates a relationship of special trust and confidence and imposes on him fiduciary duties to act for the benefit of ILEX and its affiliated entities. By this Agreement, ILEX retains Consultant only for the purposes and to the extent set forth herein. As an independent contractor, Consultant does not have the authority to bind ILEX or any of its affiliates to any third person, unless expressly agreed to in writing by the President of ILEX.

                  C. Neither Consultant nor Consultant's employees, agents and/or subcontractors shall be considered, under the provisions of this Agreement or otherwise, as having a status as an employee of ILEX nor shall Consultant or his employees, agents and/or subcontractors be entitled hereafter to participate in any plans, arrangements, or distributions by ILEX relating to any pension, deferred compensation, bonus, stock bonus, hospitalization,

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insurance, or other benefits extended to employees, since Consultant is performing the consulting service hereunder as an independent contractor.

         4.       Term and Termination

                  A. This Agreement shall come into being on its Effective Date and will continue in effect until December 31, 2004 unless sooner terminated. Either Consultant or ILEX may terminate this Agreement at any time during its term by giving ninety (90) days notice of termination to the other party.

                  B. Sixty (60) days prior to the end of the term of this Agreement, the parties shall enter into negotiations regarding the renewal of this Agreement or the execution of a new agreement, which renewal or new agreement shall contain such terms and conditions as may be agreed by the parties.

                  C. Regardless of whether this Agreement terminates at the end of the agreed period above or as extended by supplemental agreement or by any of the methods of early termination provided for herein, Consultant's obligations set forth in Paragraphs 6, 7 and 8 below shall continue.

         5.       Representations and Warranties

         A. Consultant represents and warrants that Consultant is free to enter into this Agreement and perform the Services provided for in this Agreement and will perform the Services in compliance with all applicable laws, rules and regulations. Consultant agrees that all information Consultant discloses to ILEX shall be received by ILEX without further obligation to Consultant than as provided herein.

         B. Consultant further represents that performance of all the terms of this Agreement do not and will not breach any duties or obligations owed under applicable law to third parties nor any agreement to keep in confidence proprietary information, knowledge or data acquired in confidence or in trust prior to the commencement of this Agreement and will not disclose to ILEX or induce ILEX to use any confidential or proprietary information or material belonging to any previous employer or others.

         C. If Consultant is aware of circumstances under which ILEX may not be free to use Consultant's information without liability of any kind, or the use of which by ILEX would result in a possible infringement of one or more unexpired patents or other proprietary rights known to Consultant, then Consultant agrees to disclose such circumstances to ILEX and, upon disclosure of such circumstance, Consultant shall be under no obligation to disclose further related information to ILEX.

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         6.       Ownership of Work Product

                  All work performed for ILEX by Consultant hereunder (including but not limited to all data compiled by Consultant or reports, working notes, drawings, design, and specifications developed or prepared by Consultant in connection with such work) shall become the sole property of ILEX, unless specifically otherwise agreed upon in writing by ILEX and Consultant. Consultant hereby assigns to ILEX all rights related thereto, including copyright.

         7.       Non-Disclosure

         A. Consultant shall protect, guard, and maintain the confidentiality of Confidential Information (as defined in Paragraph 11), Except as required in performance of Consultant's services for ILEX, Consultant will never directly, indirectly, or otherwise, use, permit others to use, disseminate, disclose, lecture upon, or publish articles concerning Confidential Information, without ILEX's prior written consent. Further, Consultant agrees to return Confidential Information supplied by ILEX and any copies thereof upon completion of services relating to the Confidential Information or upon ILEX's written request to do so. The obligations of confidentiality and non-use set forth in this Agreement shall continue for a period often (10) years after expiration or other termination of this Agreement.

         B. Consultant may disclose Confidential Information to persons within their direct employment who have a need to receive the Confidential Information in order to further the purposes of this Agreement and who are bound to protect the confidentiality of the Confidential Information. Consultant agrees that all employees who are permitted access to Confidential Information under this Agreement are bound to protect the confidentiality of such information to the same extent as Consultant pursuant to this Agreement.

         C. In the event that Consultant receives a subpoena, order, or other process of any court or other governmental body seeking disclosure of Confidential Information, Consultant shall notify ILEX immediately so that ILEX shall have a reasonable amount of time prior to any court-ordered disclosure to object to disclosure. Subject to the foregoing notice requirement, if required by subpoena, order, or other process of any court or other governmental body, Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like confidential or trade secret information.

         D. Consultant hereby acknowledges that Consultant is aware that the United States and other applicable securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is

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reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant agrees not to disclose or use ILEX's Confidential Information, directly or indirectly, to purchase, sell or trade, directly or indirectly, securities of ILEX or of any other company which might be identified in any Confidential Information, in violation of applicable law, including Securities and Exchange Commission (SEC) Rules 10b5-l and 10b5-2.

         8.       Inventions, etc.

                  Consultant hereby assigns to ILEX all Inventions (as defined in Paragraph 11) and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of ILEX as his duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant will ensure that obligations under affiliations with any other persons or entities, including., without limitation, those persons or entities listed in EXHIBIT A, do not extend to intellectual property rightfully owned by ILEX.

                  All Inventions (as defined in Paragraph 11) made, conceived or completed by Consultant, individually or in conjunction with others, shall be the sole and exclusive property of ILEX if said Inventions:

                  (a) Are made with any of ILEX's equipment, supplies, facilities or trade secrets; or

                  (b) Are conceived or made by Consultant during the hours Consultant is providing Services to ILEX; or

                  (c)      Relate to Confidential Information; or

                  (d) Result from any work performed by Consultant for ILEX.

                  Consultant shall, without royalty or any other further consideration to Consultant therefore, but at the expense of ILEX:

                  (a) As promptly as reasonably possible, disclose to ILEX all information with respect to said inventions;

                  (b) Whenever requested to do so by ILEX, promptly execute and assign any and all applications, assignments and other instruments which ILEX shall reasonably deem necessary to apply for and obtain Letters Patent of the United States and of foreign countries for

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said Inventions, and to assign and convey to ILEX or to ILEX's nominee the sole exclusive rights, title and interest in and to the Inventions or any applications or patents thereon;

                  (c) Whenever requested to do so by ILEX deliver to ILEX evidence for interference purposes or other legal proceedings and testify in any interference or other legal proceedings; and

                  (d) Do such other proper and lawful acts as may be necessary in the opinion of ILEX to obtain and maintain United States and foreign Letters Patent for the Inventions.

                  The foregoing provisions (as appropriate) shall also apply to copyrights for copyrightable subject matter.

         9.       Survival of Certain Agreements

                  The covenants and agreements set forth in Paragraphs 6, 7, 8 and 9 shall survive termination or expiration of this Agreement and remain in full force and effect.

         10.      Binding Effect

                  This Agreement shall be binding upon Consultant, and, except as regards personal services, upon Consultant's heirs, personal representatives, executors and administrators, and shall bind and inure to the benefit of ILEX, its successors and assigns.

         11.      Definitions

                  As used in this Agreement:

                  (a) "Confidential Information" means information disclosed to Consultant or known by Consultant as a consequence of, or through performance of services for, ILEX whether or not related to Consultant's duties hereunder and includes trade secrets or any other like information of value relating to the business and/or field of interest of any corporation, firm or partnership directly or indirectly controlled by ILEX through more than five percent (5%) ownership interest, including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, machines, material, research activities and plans, cost of production, contract forms, prices, volume of sales, promotional methods, and lists of names or classes of customers. Information shall be considered, for purposes of this Agreement, to be confidential if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to any other agreement entered into by ILEX or any of its affiliates.

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                  Confidential Information shall not include information which:

                  (i) was in the public domain at the time of disclosure, as shown by ILEX's records; or

                  (ii) after disclosure, becomes a part of the public domain by publication or otherwise through no violation of this Agreement by Consultant or violation of law or agreement by any other person;; or

                  (iii) was, at the time of disclosure, in possession of Consultant, otherwise than through, or in connection with, its services to ILEX hereunder, and Consultant is able to so demonstrate possession of this Confidential Information in writing to ILEX within sixty (60) days of receipt of Confidential Information, or forego application of this provision; or

                  (iv) is disclosed to Consultant without obligation of confidence by a third party who did not acquire the same directly or indirectly from ILEX under an obligation of secrecy.

                  Confidential Information disclosed or developed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in Consultant's possession.

(b) "Inventions" means any and all discoveries, concepts and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or know-how related thereto, relating to the business and/or field or interest of ILEX or any corporation, firm or partnership directly or indirectly controlled by ILEX or through more than a thirty percent (30%) ownership interest.

         12.      Assignment

                  This Agreement shall not be assignable by the Consultant without the prior written consent of ILEX; any attempted assignment is void. ILEX may assign this Agreement to an affiliated company or parent company or subsidiary or in connection with the merger, consolidation or sale of all or substantially all of its assets.

         13.      Entire Agreement

                  This Agreement constitutes the entire agreement between the parties, no representations having been made by any of the parties except as are herein specifically set forth. No rights or obligations other than those expressly recited herein are to be implied from this Agreement, It may be amended only by an agreement in writing, signed by the party against

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whom enforcement of any waiver, amendment modification, extension or discharge is sought. Nothing herein shall require the parties to enter into further agreements. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         14.      Waiver

                  A waiver or consent regarding any term, provision, or condition of this Agreement given by ILEX on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         15.      Notices

                  Any correspondence or notifications concerning this Agreement shall be deemed to have been duly given upon hand delivery or upon deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested and will be addressed to ILEX and Consultant as follows:

                                   If to ILEX:

                               ILEX Products, Inc.
                     Attention: Jeffrey Buchalter, Director
                             4545 Horizon Hill Blvd.
                            San Antonio, Texas 78229
                                Fax: 210/949-8210

                                       and

                                If to Consultant:

                                    NDA, LLC
                       Attention: Daniel D. Von Hoff, M.D.
                           4951 N. Avenida de Vizcaya
                                Tucson, AZ 85718
                                Fax: 520/615-3726

or at some other address as shall have been furnished to the other in writing in accordance herewith, except that such notice of such change shall be effective only upon receipt.

         16.      Applicable Law

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

                  This Agreement shall be construed and performed in accordance with the laws of the State of Texas, without (i) reference to the choice of law principles thereof; or (ii) regard to any presumptions or rule requiring construction or interpretation against the party drafting or causing the Agreement to be drafted.

         17.      Miscellaneous

                  This Agreement is expressly conditioned upon obtaining the review, consideration and approval of ILEX's Board of Directors.

         IN WITNESS WHEREOF, ILEX and Consultant have executed this Agreement each on the date specified below by their duly authorized representatives.

ILEX PRODUCTS, INC.

By: /s/ Jeffrey H. Buchalter
    -------------------------------

Printed Name: Jeffrey H.  Buchalter               [STAMP OF APPROVED AS TO FORM]

Title: Director

Date: December 9, 2002

CONSULTANT

By: /s/ Daniel D. Von Hoff, M.D.
    ----------------------------
    Daniel D. Von Hoff, M.D.
    President of NDA, LLC

Date: December 10,2002

      74-2969148
-----------------------------------------
(Tax Identification/Social Security No.)

Page 9 of 12                                             ILEX(TM) Products, Inc.

                                    EXHIBIT A

                          AFFILIATIONS OF DR. VON HOFF

BOARD MEMBERSHIPS (2002):

Genta

AFFILIATIONS AND CONSULTING AGREEMENTS OF DR. VON HOFF:

         Other Outside Activities of Daniel D. Von Hoff, M.D. (11/24/02)

         ENTITY                                 ACTIVITY
------------------------        -----------------------------------------
Genta                           Member of the Board of Directors

U.S. Oncology                   Chief Scientific Officer

PharmaMar                       Scientific Advisor to the Board

Boston Millenia Partners        Consulting on technology investments

eMed Securities                 Consulting on technology investments

Paw Partners                    Consulting on technology investments

Affymetrix                      Member of Clinical Advisory Committee

Celgene                         Member of Corporate Advisory Board

Rimononest Ltd.                 Member of Board of Advisors

Antigenics                      Member of Scientific Advisory Board (SAB)

Aton Pharmaceutical             Member of SAB

CanBas                          Member of SAB

Cell Pathways                   Member of SAB

Cyternex                        Member of SAB and holder of founder's shares

Emerging Med.Com                Member of SAB

Forsetti Bio Sc.                Member of SAB

Genetronics                     Member of SAB

Glycogenesis                    Member of SAB

ImaRX Therapy                   Member of SAB

Introgen                        Member of SAB

Light Sciences                  Member of SAB

Merck                           Member of SAB

Norcus                          Member of SAB

PharmaNet                       Member of SAB

Pintex                          Member of SAB

PrivaComp                       Member of SAB

Page 10 of 12                                            ILEX(TM) Products, Inc.

Takeda                          Member of SAB

TarGen                          Member of SAB

Topo Target A/S                 Member of SAB

Ventana                         Member of SAB

VidaCare                        Member of SAB and holder of founder's shares

Y.M. Bioscience                 Occasional consulting on molecules/trial design

Aphton Pharma/Cato Res.         Occasional consulting on molecules/trial design

Apoliz                          Occasional consulting on molecules/trial design

Biomeasure                      Occasional consulting on molecules/trial design

C.A.C.                          Occasional consulting on molecules/trial design

Centocor                        Occasional consulting on molecules/trial design

CombinatoRx                     Occasional consulting on molecules/trial design

Curis                           Occasional consulting on molecules/trial design

Geminz                          Occasional consulting on molecules/trial design

Gen Vec                         Occasional consulting on molecules/trial design

Glycodesign                     Occasional consulting on molecules/trial design

Human Genome Sciences           Occasional consulting on molecules/trial design

Medigene                        Occasional consulting on molecules/trial design

Merix Bioscience                Occasional consulting on molecules/trial design

Millenium Pharma.               Occasional consulting on molecules/trial design

Myriad Pharma.                  Occasional consulting on molecules/trial design

Oncolytics                      Occasional consulting on molecules/trial design

Peregrine Pharma.               Occasional consulting on molecules/trial design

Pfizer                          Occasional consulting on molecules/trial design

Research Corp. Tech.            Occasional consulting on molecules/trial design

Sang Stat                       Occasional consulting on molecules/trial design

Shire Pharma.                   Occasional consulting on molecules/trial design

Unither Pharma.                 Occasional consulting on molecules/trial design

Yamanouchi Pharma.              Occasional consulting on molecules/trial design

Page 11 of 12                                            ILEX(TM) Products, Inc.

                                    EXHIBIT B

Consultant shall perform the following services for ILEX personally by Dr. Von Hoff and by no other employee or representative of NDA, LLC. Dr. Von Hoff shall at all times exercise his independent judgment, discretion and control to accomplish the stated objective.

(1) Consultant will assist in the recruitment and hiring of a qualified person to assume the role at ILEX as Chief Medical Officer.

(2) Consultant shall physically attend Research & Development Management Committee (RDMC) Meetings once a month at ILEX and at other times designated by ILEX. Upon extenuating circumstances, Consultant may attend by conference call with prior notice to Jeff Buchalter.

(3) In conjunction with RDMC Meetings, Consultant shall spend an average of two (2) days per month physically located at ILEX with one day a month as a minimum

                  (a)      meeting with ILEX clinical development teams, and

                  (b)      reviewing New Drug Candidates (NDC) and protocols.

(4) Consultant shall be available by phone to ILEX management and clinical teams as needed.

(5) At the request of ILEX, Consultant shall, consistent with the terms of this Agreement, make presentations or publications for and on behalf of ILEX to financial investors and/or potential financial investors regarding ILEX's portfolio of compounds provided that such presentations or publication shall include an appropriate disclosure of Consultant's financial relationship with ILEX.

(6) Consultant shall, consistent with the terms of this Agreement, advise and assist the management of ILEX in establishing the strategic direction of ILEX's clinical development plans.

(7) Consultant shall assist ILEX in the identification and assessment of potential licensing opportunities.

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